Exhibit 10.2

LOCK-UP LETTER AGREEMENT

May ___ 2019
cbdMD, Inc.
4521 Sharon Road, Suite 450
Charlotte, North Carolina 28211

Ladies and Gentlemen:

The undersigned understands that cbdMD, Inc. (formerly known as Level Brands, Inc.), a North Carolina corporation (the “Company”), proposes to effect a firm commitment public offering (the “Offering”) of the Company’s shares of Common Stock, par value $0.001 per share (the “Common Stock”). It is understood that the undersigned, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), may be a Participating Member (as such term is defined in FINRA Rule 5110(a)(4)) in connection with the Offering

In consideration for acting as a Participating Member in the Offering and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, pursuant to FINRA Rule 5110(g)(1), any securities of the Company that have been acquired by the undersigned or any related person and currently owned or are acquired during the 180-day period specified in FINRA Rule 5110(g), , shall not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days immediately following the closing date of the Offering, except for the transfer of any security in accordance with FINRA Rule 5110(g)(2).

It is understood that, if the Company notifies the undersigned that it does not intend to proceed with the Offering, if the underwriting agreement to be executed in connection with the Offering (the “Underwriting Agreement”) does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the securities, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.

The undersigned understands that the Company and the underwriters in the Offering (the “Underwriters”) will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

This Lock-Up Letter Agreement shall automatically terminate upon the earliest to occur, if any, of (1) the termination of the Underwriting Agreement before the sale of any securities to the Underwriters or (2) June 30, 2019, in the event that the Underwriting Agreement has not been executed by that date.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representative, successors and assigns of the undersigned.

Very truly yours,

JOSEPH GUNNAR & CO., LLC

By: ______________________________
Name:
Title: